Exhibit 3.01

SRAX, INC.

CERTIFICATE OF DESIGNATION OF PREFERENCES, RIGHTS AND LIMITATIONS

OF

SERIES A NON-VOTING PREFERRED STOCK

PURSUANT TO SECTION §151(G) OF THE

DELAWARE GENERAL CORPORATION LAW

Pursuant to Section 151 of the Delaware General Corporation Law (“DGCL”), the undersigned does hereby certify, on behalf of SRAX, Inc., a Delaware corporation, that the following resolution was duly adopted by the board of directors of the SRAX, Inc. (“Company”), pursuant to Article IV of the Certificate of Incorporation of the Company, as amended (“Certificate of Incorporation”).

WHEREAS, the Certificate of Incorporation authorizes the issuance of up to 50,000,000 shares of preferred stock, par value $0.001 per share, of the Company (“Preferred Stock”) in one or more series, which Preferred Stock shall have such series, designation, power, preferences, and rights of the shares of each such series and any qualifications, limitations, or restrictions thereof as authorized by the board of directors of the Company (the “Board”);

WHEREAS, it is the desire of the Board to establish and fix the number of shares to be included in a new series of Preferred Stock and the designation, power, preferences, and rights of the shares of such new series.

NOW, THEREFORE, BE IT RESOLVED, that the Board does hereby provide for the issue of a series of Preferred Stock and does hereby in this Certificate of Designation (this “Certificate of Designation”) establish and fix and herein state and express the designation, power, preferences, and rights of such series of Preferred Stock as follows:

TERMS OF PREFERRED STOCK

Section 1. Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 of the Securities Act of 1933, as amended.

“Board” has the meaning set forth in the Recitals.

“Business Day” means any day other than a Saturday, Sunday, a day which is a federal legal holiday in the United States, or a day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by law to remain closed due to “stay at home,” “shelter-in-place,” “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in the City of New York are generally open for use by customers on such day.

“Certificate of Designation” has the meaning set forth in the Recitals.

“Certificate of Incorporation” has the meaning set forth in the Recitals.

“Common Stock” means the Class A common stock, par value $0.001 per share, of the Company.

“Company Business Costs” has the meaning set forth in the definition of Net Proceeds below.

“Company Disclosure Documents” means all information, disclosure, forms, reports, schedules, statements, certifications and other documents, including without limitation all press releases, forms, reports, schedules, financial statements and notes and schedules to such financial statements, management’s discussion and analysis of financial condition and results of operations, certifications, annual information forms, management information circulars, material change reports, business acquisition reports and other documents publicly disclosed or filed by the Company with the Securities and Exchange Commission and Nasdaq.

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“DGCL” has the meaning set forth in the Recitals.

“Distribution Shares” means any shares of common stock, preferred stock (including common shares issuable upon conversion or exchange of preferred stock or convertible debt thereof) as described in the Company Disclosure Documents.

“Fundamental Transaction” means at any time while the Series A Preferred Stock is outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person, (ii) the Company, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any direct or indirect purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of fifty percent (50%) or more of the outstanding Common Stock, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for cash or property, or (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than fifty percent (50%) of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination); provided, that in each of the foregoing transactions or series of transactions, each shall only be deemed a Fundamental Transaction if such other Person acquires more than fifty percent (50%) of voting securities of the Company’s or its successors’ (or the ultimate parent entity following a reorganization) voting securities, or all or substantially all of the Company’s assets. For purposes of clarity, the sale of some or all of the shares of common stock of Force Protection Video Equipment Corp. or any successor held by the Company, will not constitute a Fundamental Transaction hereunder.

“Holder” means a holder of shares of Series A Preferred Stock.

“Liquidation” has the meaning set forth in Section 5.

“Net Proceeds” means an aggregate amount (without duplication) equal to (i) the sum of all consideration actually received by the Company or its Affiliates as consideration from the sale of the Distribution Shares less (ii) all costs and expenses, including any brokers fees or commissions (the costs and expenses associated with this roman numeral (ii) are referred to as “Company Business Costs”).

“Net Proceeds Dividend” has the meaning set forth in Section 3(a).

“Per Share Net Proceeds Dividend Amount” means, with respect to a Stock Sale Transaction, the amount obtained by dividing (i) the Net Proceeds from such Stock Sale Transaction by (ii) the total number of shares of Series A Preferred Stock outstanding as of the record date fixed in connection with the applicable Net Proceeds Dividend, provided however that in no event will such amount be less than $0.01.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Preferred Stock” has the meaning set forth in the Recitals.

“Series A Preferred Stock” has the meaning set forth in Section 2.

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“Stock Sale Transaction” means one or more transactions pursuant to which the Company or any of its Affiliates sells or otherwise transfers to a third party some or all of the Distribution Shares. For the avoidance of doubt, more than one Stock Sale Transaction may occur for purposes of this Certificate of Designation.

Section 2. Designation, Amount and Par Value. There shall be a series of Preferred Stock that shall be designated as “Series A Non-Voting Preferred Stock” (the “Series A Preferred Stock”) and the number of shares constituting such series shall be 36,412,417. Each share of Series A Preferred Stock shall have a par value of $0.001 per share. The shares of Series A Preferred Stock shall only be issued and maintained in the form of securities held in book-entry form.

Section 3. Dividends.

a) Stock Sale Dividends. Conditioned upon, and subject to a determination by the Board that a distribution is not prohibited pursuant to applicable provisions of the DGCL (including Section §170 thereof) or other applicable law (including any law requiring the affirmative vote of all or any portion of the shareholders of the Company to effectuate any such dividend, in which event such dividend shall be conditioned upon obtaining such vote, but there will be no requirement for the Company to seek or solicit such shareholder votes), Holders shall be entitled to receive from time to time and without interest, and the Company shall pay, in respect of each share of Series A Preferred Stock, an amount equal to the Per Share Net Proceeds Dividend Amount, payable as set forth, and subject to any limitations contained, in Section 3(b) (“Net Proceeds Dividend(s)”).

b) Payment of Stock Sale Dividends. Net Proceeds Dividends shall be paid no later than the thirtieth (30th) day following the end of a calendar quarter in which the Company receives Net Proceeds from Stock Sale Transaction and a Net Proceeds Dividend is approved by the Board and any applicable other required vote for such quarter, provided however that in the event the Net Proceeds, or any portion thereof, in any applicable calendar quarter would result in a Per Share Net Proceeds Dividend Amount of less than $0.01, such amount will be credited to the subsequent quarter’s Net Proceeds. Notwithstanding the foregoing, the Company shall not be required to pay any portion of a Net Proceeds Dividend if such portion would result in a Per Share Net Proceeds Dividend Amount of less than $0.01. For purposes of clarity, in the event the Company has sold or transferred to a third party all of the Distribution Shares and the remaining Net Proceeds would result in a Per Share Net Proceeds Dividend Amount of less than $0.01, such amount of Net Proceeds will revert to the Company and no additional Net Proceeds Dividends will be paid.

c) Withholding and Holdback. The Company will be entitled to deduct and withhold, or cause to be deducted or withheld, from any Stock Sale Dividend payable to a Holder, such amounts as the Company is required to deduct and withhold with respect to the making of such payment under the United States Internal Revenue Code, as amended, or any provision of non-U.S., state or local tax law. To the extent that amounts are so deducted or withheld, such withheld amounts shall be paid over to or deposited with the relevant governmental entity and will be treated for all purposes of this Certificate of Designation as having been paid to the Holder in respect of which such deduction and withholding was made.

d) Cancellation of Series A Preferred Stock. Immediately upon the payment of all Stock Sale Dividends in respect of all Stock Sale Transactions consummated, subject to any limitations contained in Section 3(b), each share of Series A Preferred Stock shall, automatically and without any action on the part of the holder thereof, cease to be outstanding and shall be cancelled and returned to the status of authorized but unissued shares of Preferred Stock and shall no longer be designated as Series A Preferred Stock, and any holder thereof shall thereafter cease to have any rights with respect to such shares.

Section 4. Voting Rights. Except as otherwise provided herein or as otherwise required by Chapter 1 of the DGCL, the Series A Preferred Stock shall have no voting rights. However, as long as any shares of Series A Preferred Stock are outstanding, the Company shall not, without the affirmative vote of the Holders of a majority of the then outstanding shares of the Series A Preferred Stock, (a) alter or change adversely the powers, preferences or rights given to the Series A Preferred Stock under this Certificate of Designation, (b) amend its Certificate of Incorporation or other organizational documents, including this Certificate of Designation, in any manner that adversely affects any rights of the Holders in a way that is material and disproportionate to other shareholders of the Company, (c) increase the number of authorized shares of Series A Preferred Stock (other than as a result of a pro rata stock split or similar corporate action), or (d) enter into any agreement with respect to any of the foregoing, the effectiveness of which is not conditioned on obtaining such vote. Any vote required or permitted under this Section 4 may be taken at a meeting of the Holders or through the execution of an action by written consent in lieu of such meeting, provided that the consent is executed by Holders representing a majority of the outstanding shares of Series A Preferred Stock. For the avoidance of doubt, the Company shall be permitted to amend, cancel or rescind this Certificate of Designation (including by filing a Certificate of Withdrawal of Certificate of Designation with the Delaware Secretary of State pursuant to Section §151 of the DGCL) at such time as no shares of Series A Preferred Stock are outstanding (including following the cancellation thereof as described in Section 3(d) hereof).

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Section 5. Liquidation and Fundamental Transactions. In the event of a liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary (a “Liquidation”), or a Fundamental Transaction, in each case occurring prior to the cancellation of the Series A Preferred Stock pursuant to Section 3(d), after, in the case of a Liquidation, the payment or adequate provision for the payment of the Company’s liabilities and obligations, the Holders shall be entitled to receive an amount equal to any accrued and unpaid Net Proceeds Dividends then owed under this Certificate of Designation provided however that such amount would result in a Per Share Net Proceeds Dividend Amount of less than $0.01, such amount of Net Proceeds will revert to the Company and no additional Net Proceeds Dividends will be paid.

Section 6. Redemption; Transfers. The shares of Series A Preferred Stock shall not be redeemable; provided, however, that the foregoing shall not limit the ability of the Company to offer to purchase, purchase or otherwise deal in such shares for consideration in the Company’s sole discretion, nor shall the foregoing limit a Holder’s ability to transfer any of its shares of Series A Preferred Stock to the Company (and to no other Person) for any or no consideration. The shares A Preferred Stock will not be transferrable for any or no consideration to any Person, other than the Company or its successor.

Section 7. Series A Preferred Stock Register. The Company shall maintain at its principal executive offices a register for the Series A Preferred Stock, in which the Company shall record the name, address, electronic mail address and facsimile number of each holder of record in whose name the shares of Series A Preferred Stock have been issued. The Company may treat the Person in whose name any share of Series A Preferred Stock is registered on the register as the owner and holder thereof for all purposes. The Company shall keep the register open and available at all times during business hours for inspection, upon reasonable notice, by any holder of Series A Preferred Stock or his, her or its legal representatives for the purpose of determining their own ownership of the Series A Preferred Stock.

Section 8. Stock Split. If the Company effects a stock split or stock combination of the Common Stock, then the Preferred Stock may be proportionally split or combined, at the sole discretion of the Company without any further action by any Holder or the Holders together.

Section 9. Notice to Holders. Any notice or other communication required or permitted by the provisions of this Certificate of Designation to be given to a Holder of shares of Series A Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Company, or given by electronic communication in compliance with the provisions of §232 of the DGCL, and shall be deemed sent upon such mailing or electronic transmission.

Section 10. No Other Rights or Privileges. Except as specifically set forth herein, the Holders shall have no other rights, privileges or preferences with respect to the Series A Preferred Stock.

RESOLVED, FURTHER, that the Chairman, the president or any vice-president, and the secretary or any assistant secretary, of the Company be and they hereby are authorized and directed to prepare and file this Certificate of Designation of Preferences, Rights and Limitations in accordance with the foregoing resolution and the provisions of the DGCL.

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IN WITNESS WHEREOF, the undersigned have executed this Certificate this 20th day of September, 2021.

Name:	Christopher Miglino
Title:	President

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